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September 5, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Attn: File Room

Re:   Unapix Entertainment, Inc. (the "Company") - Commission File No. 1-11976

Ladies and Gentlemen:

Enclosed herewith for filing via EDGAR are copies of the Company's definitive forms of Notice of Annual Meeting, Proxy Statement and Proxy for the Annual Meeting of Stockholders of the Company to be held on October 6, 1997.

The Company intends to mail the proxy materials on or about Friday, September 5, 1997, to each stockholder of record as of the close of business on August 28, 1997.

Very truly yours,



Michael R. Epps

MRE/mf
Encs.